UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2005

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Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3225 North Central Avenue, Suite 1205 Phoenix, Arizona		85012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-277-5559

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Tallahassee Mall Acquisition

On April 21, 2005, a wholly owned subsidiary of Feldman Equities Operating Partnership, LP, the operating partnership subsidiary of Feldman Mall Properties, Inc. (the “Company”), entered into an agreement (the “Purchase Agreement”) with Tallahassee Mall Partners, Ltd. (the “Seller”) to acquire the ground leasehold and improvements constituting the Tallahassee Mall in Tallahassee, Florida (the “Property”). The aggregate purchase price of the Property is approximately $65.0 million to be paid at closing, and consists of the assumption of approximately $45.3 million in mortgage debt on the Property, with the remainder to be paid in cash from the proceeds of the Company’s initial public offering in December 2004. The transaction is expected to close in June 2005, and is subject to customary conditions, including lender consent to the Company’s assumption of the mortgage debt on the Property and the satisfactory completion by the Company of a due diligence review of the Property during the Company’s inspection period. During the inspection period, the Company has the right to terminate the Purchase Agreement for any reason or for no reason.

The Tallahassee Mall is a 963,000 square foot super-regional mall and has an overall occupancy of 93.6% (including anchor tenants) with a shop occupancy of 72.3% (excluding temporary tenants and anchor tenants). The Tallahassee Mall has four major anchor tenants including AMC Theaters, Dillard’s, Parisian and Burlington Coat Factory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

Date: April 27, 2005	By:	/s/ Larry Feldman Name: Larry Feldman Title: Chairman and Chief Executive Officer